COMPANY CONTACT:
                                            Checkpoint Systems, Inc.
                                            Craig Burns
                                            Executive Vice President,
                                            Chief Financial Officer, Finance
                                            and Operations
                                            (856) 848-1800
                                     INVESTOR RELATIONS CONTACTS:
                                            Christine Mohrmann, Lindsay Hatton
                                            Financial Dynamics
                                            (212) 850-5600

For Immediate Release



Checkpoint Systems, Inc. Announces Fourth Quarter and Year 2003 Results


 THOROFARE, N.J.--(BUSINESS WIRE)--Feb. 10, 2004--Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the fourth quarter and year ended December 28, 2003.


 The Company's fourth quarter 2003 net earnings were $4.8 million, or $0.14 per diluted share, compared to net earnings of $9.1 million, or $0.26 per diluted share, in the fourth quarter 2002. Included in the results for the fourth quarter 2003 were restructuring and asset impairment charges of $5.8 million net of tax, or $0.14 per diluted share. Included in the fourth quarter of 2002 were restructuring charges of $1.0 million, net of tax.


 Revenue for the fourth quarter 2003 was $213.9 million versus $176.3 million for the fourth quarter 2002, an increase of 21.3%. Foreign exchange had a positive impact on revenue of approximately $20.4 million or 11.6% in the fourth quarter 2003 as compared to the fourth quarter 2002.


 "Our results for the fourth quarter provided a strong finish to a very successful fiscal 2003," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "During the fourth quarter, revenue increased almost 10% on a constant currency basis over the prior year period. We are particularly pleased with the performance of our security business which grew 14% on a constant currency basis in the fourth quarter, led by our closed circuit television (CCTV) business in the United States and our electronic article surveillance (EAS) businesses in Asia Pacific and Europe. In the fourth quarter, we significantly increased our investments in research and development and marketing to support the emerging RFID initiatives in the retail supply chain."


 Gross profit for the fourth quarter 2003 was $84.0 million, or 39.3% of revenue, compared to $71.5 million, or 40.5% of revenue, for the fourth quarter 2002. Research and development expenses, which are included in gross profit, were 2.6% of revenue in the fourth quarter 2003 compared to 1.4% of revenue in the fourth quarter of 2002. Gross profit for the fourth quarter of 2003 included $1.5 million of asset impairment charges and $1.8 million of restructuring charges while the fourth quarter of 2002 included $0.9 million of restructuring charges.


 Selling, general, and administrative expenses (SG&A) were $75.7 million, or 35.4% of revenue, for the fourth quarter 2003, compared to $56.3 million, or 32.0% of revenues, in the same period last year. Included in SG&A expenses in the fourth quarter of 2003 were $5.3 million of restructuring costs, or 2.5% of revenue, related to a European restructuring program. Included in SG&A in the fourth quarter of 2002 were $0.5 million of restructuring charges.


 Operating income was $8.4 million in the fourth quarter 2003, or 3.9% of revenue, compared to operating income of $15.1 million, or 8.6% of revenue, in the fourth quarter 2002.


 Cash flow from operations for the fourth quarter 2003 was $73.3 million versus $51.3 million in the fourth quarter 2002.


 As of December 28, 2003, cash and cash equivalents were $110.4 million, working capital was $149.6 million and total debt was $145.8 million. Capital expenditures in the fourth quarter were $2.7 million.


 Craig Burns, Executive Vice President, Chief Financial Officer, Finance and Operations, commented, "During the fourth quarter, we strengthened our balance sheet as we further reduced debt by $44.1 million, including a redemption of our subordinated debentures in the amount of $36.2 million. For the full year 2003 we reduced debt by $75.3 million, exceeding our initial full year target of $50.0 million. Our continued improvements in working capital, where we achieved historical lows in our days sales outstanding and days in inventory, allowed us to record our third consecutive year of cash flow from operations in excess of $100 million. In January 2004, we also announced our intention to redeem an additional $60.0 million of our convertible subordinated debentures on April 13, 2004."


 Mr. Off stated, "We achieved a number of important goals in 2003. We recorded year-over-year sales growth on a constant currency basis, reduced product costs, increased investments in research, product development and marketing with a focus on RFID technologies, and further strengthened our balance sheet.


 I would also like to acknowledge the efforts of our employees worldwide throughout the past year. Our achievements are the results of the cumulative efforts of the entire Checkpoint team. I am confident that the same energy and passion will continue to contribute to our Company's performance in 2004."


 Mr. Off concluded, "Looking ahead, we expect sales in fiscal 2004 to show year-over-year growth of between 1% and 3% on a constant currency basis, with earnings growth of between 10% and 15%. In addition, we expect cash flow from operations to be in the range of $60 million to $70 million in fiscal 2004."


 For the full year 2003, the Company reported revenue of $723.3 million, compared to $639.5 million in the full year 2002. Foreign exchange had a positive impact on revenue of approximately $65.9 million for the full year 2003 compared to 2002. Operating income was $52.7 million for the full year 2003, compared to $50.0 million for the full year 2002. Net income was $29.9 million, or $0.84 per diluted share, for the full year 2003 compared to a net loss of $47.3 million or $1.10 per fully diluted share. Earnings before cumulative effect of change in accounting principle for 2002 were $25.6 million, or $0.75 per diluted share.


 Checkpoint Systems will host a conference call today, February 10, 2004, at 10:00 a.m. Eastern Time, to discuss its fourth quarter and year 2003 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.


 Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.


 Safe Harbor Statement


     This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

                            Checkpoint Systems, Inc.
                      Consolidated Statements of Operations
                      (Thousands except per share amounts)
                                   (unaudited)

                           Quarter Ended         Twelve Months Ended
                            (13 Weeks)                (52 Weeks)

                       Dec. 28,    Dec. 29,    Dec. 28,    Dec. 29,
                         2003         2002        2003        2002
                       ---------   ---------   ---------   ---------

 Net revenues          $213,896    $176,308    $723,262    $639,486
 Cost of revenues       129,853 (1) 104,836 (2) 427,269 (1) 376,887 (3)
                       ---------   ---------   ---------   ---------
 Gross profit            84,043      71,472     295,993     262,599

 Selling, general, and
  administrative
  expenses               70,338      55,829     237,976     212,965
 Other operating
  expenses                5,331 (4)     505 (5)   5,331 (4)    (399)(6)
                       ---------   ---------   ---------   ---------
 Operating income         8,374      15,138      52,686      50,033

 Interest income            456         548       1,487       1,861
 Interest expense         2,473       3,678      11,076      15,141
 Other gain, net            509       1,394       1,319         928
                       ---------   ---------   ---------   ---------
 Earnings before income
  taxes                   6,866      13,402      44,416      37,681

 Income taxes             2,040       4,251      14,431      12,020
 Minority interest           29          27         103          82
                       ---------   ---------   ---------   ---------
 Earnings before
  cumulative effect of
   change in accounting
    principle             4,797       9,124      29,882      25,579
 Cumulative effect of
  change in
   accounting principle       -           -           -     (72,861)
                       ---------   ---------   ---------   ---------
 Net earnings            $4,797      $9,124     $29,882    $(47,282)
                       =========   =========   =========   =========

 Earnings per share
  before cumulative
  effect of
   change in accounting
    principle:
   Basic                  $0.14       $0.28       $0.90       $0.79
   Diluted                $0.14       $0.26       $0.84       $0.75

 Net earnings per
  share:
   Basic                  $0.14       $0.28       $0.90      $(1.46)
   Diluted                $0.14       $0.26       $0.84      $(1.10)

 Weighted average
  common stock
  outstanding            34,244      32,613      33,142      32,298
 Weighted average
  common stock and
   dilutive stock
    outstanding          40,447      39,349      39,936      39,313

     Footnotes:

     (1) Includes restructuring charges of $1,867 and asset impairment charges of $1,507 offset by a $73 restructuring charge reversal related to fourth quarter 2001 restructuring program.

     (2) Includes a $1,062 restructuring charge offset by a $135 restructuring charge reversal related to fourth quarter 2001 restructuring program.

     (3) Includes restructuring charges of $1,767 and an asset impairment charge of $466 offset by a $1,680 restructuring charge reversal related to fourth quarter 2001 restructuring program.

     (4) Includes restructuring charges of $5,587 offset by a $256 restructuring charge reversal related to fourth quarter 2001 and 2002 restructuring programs.

     (5) Includes a restructuring charge of $558 offset by a $53 restructuring charge reversal related to fourth quarter 2001 restructuring program.

     (6) Includes a restructuring charge of $558 offset by a $957 restructuring charge reversal related to fourth quarter 2001 restructuring program.

                            Checkpoint Systems, Inc.
                   Summary Consolidated Balance Sheet
                                   (Thousands)

                                December 28,               December 29,
                                   2003                       2002
                                (unaudited)
                                preliminary

 Cash and Cash Equivalents       $110,376                   $ 54,670
 Working Capital                 $149,619                   $111,187
 Current Assets                  $380,815                   $297,866
 Total Debt                      $145,791                   $209,325
 Shareholders' Equity            $327,561                   $225,246
 Total Assets                    $785,961                   $678,382




"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Checkpoint Systems's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.